EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AESP, INC. ANNOUNCES INTENT TO DEREGISTER COMMON STOCK WITH
SECURITIES AND EXCHANGE COMMISSION

Miami, Florida, April 7, 2005 — AESP, Inc. (OTCBB: AESP) announced today that it intends to voluntarily deregister its common stock on or about April 22, 2005. On or about that date, the Company will file a Form 15 with the Securities and Exchange Commission (the “SEC”) to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). AESP is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock.

Upon the filing of the Form 15, AESP’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8K, will immediately be suspended. AESP expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. The Company anticipates that its shares will no longer be quoted on the Bulletin Board maintained by the NASD. However, the Company expects, but cannot guaranty, that its common stock will continue to be quoted on the Pink Sheets after it delists. There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the delisting. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities.

Slav Stein, the Company’s President and CEO, stated: “Our Board of Directors, upon the recommendation of our management, unanimously determined to delist the Company after carefully considering the advantages and disadvantages of continuing registration. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of the adoption of the Sarbanes-Oxley Act and the adoption of new rules by the SEC. Our Board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources compelled by the compliance requirements, are disproportionate to the benefits the Company receives from maintaining its registered status. The Board believes that deregistering will result in significant reductions in our accounting, legal and administrative expenses and enable our management to focus all of its time and resources on operating the Company and taking the steps required to try to return the Company to profitability.”

The Company also announced that its annual report on Form 10-K for the 2004 fiscal year will be filed on or before April 15, 2004, prior to the filing of the Form 15.

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AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com, www.Signamax.com and www.Signamax.de.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.

     This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003 and its Quarterly Report on Form 10-Q for the third quarter of 2004.

     Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:

Slav Stein, President & CEO
Roman Briskin, Executive Vice President
John F. Wilkens, Chief Financial Officer

AESP, Inc.
1810 NE 144th Street
North Miami, Florida 33181
(305) 944-7710